EXHIBIT 10.2

EQUITY PURCHASE AND DISTRIBUTION AGREEMENT

EQUITY PURCHASE AND DISTRIBUTION AGREEMENT, dated as of May 14, 2026 (this “Agreement”), by and among G-III Leather Fashions, Inc., a New York corporation (“G-III Buyer”), MJ Topco, LLC, a Delaware limited liability company (“Majestic IPCo”), Majestic Parent, LLC, a Delaware limited liability company (“MJ Buyer Parent”), and (x) solely for purposes of Section 7.12, G-III Apparel Group, Ltd., a Delaware corporation (“G-III Buyer Parent”) and (y) solely for purposes of Section 4.5 and Section 7.13, WH Borrower, LLC, a Delaware limited liability company (“WHP Parent”). Each of Majestic IPCo, MJ Buyer Parent and G-III Buyer are sometimes individually referenced herein as a “Party” and collectively referenced herein as the “Parties”. Certain capitalized terms used herein have the applicable meanings set forth in Annex A. Capitalized terms otherwise used, but not defined herein shall (including in Annex A) have the meanings ascribed to such terms in the UPA (as defined below).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, Majestic AcqCo, LLC, a Delaware limited liability company and a wholly-owned subsidiary of MJ Buyer Parent (“MJ Buyer”), is entering into that certain Unit Purchase Agreement, a copy of which is attached hereto as Exhibit A, by and among MJ Buyer, LVMH MJ Holdings Inc., a Delaware corporation, MJH Employee Aggregator LLC, a Delaware limited liability company, Marc Jacobs, an individual, Robert Duffy, an individual, LVMH MJ Holdings Inc., in its capacity as Sellers’ Representative thereunder, WHP Parent, solely for purposes of Section 11.10 thereof, and LVMH Moet Hennessy Louis Vuitton Inc., a Delaware corporation, solely for purposes of Section 11.11 thereof (as amended, restated, supplemented or otherwise modified from time to time, in accordance with the terms hereof, and inclusive of any transaction document or other deliverable contemplated thereby, the “Unit Purchase Agreement” or “UPA”), to purchase 100% of the equity interests of Marc Jacobs Holdings, LLC, a Delaware limited liability company (“Holdings” and such transaction, the “MJ Transaction”);

WHEREAS, pursuant to an equity commitment letter dated as of the date hereof, G-III Buyer Parent has committed to contribute, directly or indirectly (through one or more affiliated entities), up to $425,000,000 in cash to Majestic IPCo at the Closing in exchange for equity securities in Majestic IPCo representing 50% of the equity interests of Majestic IPCo (which amount will, on the Closing Date and before the Closing, (i) be contributed by Majestic IPCo to MJ Buyer Parent and (ii) immediately after the contribution in clause (i), be contributed by MJ Buyer Parent to MJ Buyer as a source of cash for MJ Buyer to fund the purchase price and other amounts payable by MJ Buyer at the UPA Closing (the “UPA Closing”)) (such equity financing, the “G-III Contribution”);

WHEREAS, contemporaneously with the G-III Contribution, using proceeds from the Commitment Letters or otherwise in accordance with the Interim Investors’ Agreement (as hereinafter defined), the WHP Member (as defined in the Interim Investors’ Agreement) shall contribute up to $425,000,000 million in cash to Majestic IPCo at the Closing in exchange for equity securities in Majestic IPCo representing 50% of the equity interests of Majestic IPCo (which amount will on the Closing Date and before the Closing (i) be contributed by Majestic IPCo to MJ Buyer Parent and (ii) immediately after the contribution in clause (i), be contributed by MJ Buyer

Parent to MJ Buyer as a source of cash for MJ Buyer to fund the purchase price and other amounts payable by MJ Buyer at the UPA Closing) (the “WHP Contribution”), such that, upon the completion of the G-III Contribution and the WHP Contribution, the Unit Consideration shall be funded in full and affiliates of each of G-III Buyer Parent and WHP Parent shall own 50% of Majestic IPCo;

WHEREAS, upon the UPA Closing and immediately prior to the Closing, Majestic IPCo, MJ Buyer Parent and their respective Subsidiaries will undertake (and Majestic IPCo and MJ Buyer Parent shall cause MJ Buyer to take) certain restructuring transactions, pursuant to which (A) Marc Jacobs International, LLC, a Delaware limited liability company (“MJ International”) shall distribute, transfer, assign or convey to Holdings (or directly or indirectly to one or more Subsidiaries of Holdings) all of the intellectual property of any kind or nature, including any registered or unregistered intellectual property located anywhere in the world, as well as any and all license agreements, of MJ International and its Subsidiaries (together with MJ Buyer Parent, the “MJ International Group” and together with the employment agreement of Marc Jacobs, the “Excluded Business”) (the transactions in this clause (A), the “Excluded Business Distributions”), (B) following the transactions described in clause (A), Holdings shall distribute, transfer, assign or convey to MJ Buyer, and MJ Buyer shall distribute to MJ Buyer Parent, all of the equity interests in MJ International (the distributions in this clause (B), the “MJ International Distributions”), and (C) following the distributions described in clause (B), MJ Buyer Parent shall distribute, transfer, assign or convey to Majestic IPCo all of the equity interests in MJ Buyer (the distribution in this clause (C), the “MJ Buyer Distribution” and together with the Excluded Business Distributions and MJ International Distributions, the “Pre-Closing Restructuring”);

WHEREAS, upon the completion of the Pre-Closing Restructuring, MJ Buyer Parent will, through MJ International, hold all of the operating assets and liabilities, including all real estate, employees (other than, for the avoidance of doubt, Marc Jacobs and Robert Duffy), inventory and other working capital of the MJ International Group, other than the IPCO Retained Liabilities (collectively, the “Business”);

WHEREAS, Majestic IPCo desires to sell, and G-III Buyer desires to purchase from Majestic IPCo, all of the equity interests in MJ Buyer Parent (the “Equity Interests” and such sale and purchase, the “Equity Interest Purchase”);

WHEREAS, immediately following the Equity Interest Purchase, Majestic IPCo shall distribute all cash in its possession to its equityholders on a pro rata basis, including the Estimated G-III Assumed Working Capital to its equityholders on a pro rata basis, less $15,000,000 (the “Proceeds Distribution”);

WHEREAS, without limiting the terms of this Agreement, Majestic IPCo shall retain and maintain full responsibility for the IPCo Retained Liabilities; and following the Closing, G-III Buyer shall assume and maintain full responsibility for the liabilities and obligations arising from the Business (the “OpCo Retained Liabilities”); and

WHEREAS, the execution of the Unit Purchase Agreement is a condition to the execution of this Agreement.

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AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

Article I
PURCHASE AND SALE

Section 1.1         Purchase and Sale of the Equity Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing, Majestic IPCo shall distribute, sell, assign, transfer and deliver the Equity Interests to G-III Buyer free and clear of any and all Encumbrances (other than restrictions on transfer under applicable securities Laws) in consideration of: (x) a cash payment by G-III Buyer to Majestic IPCo (which may not be less than zero) equal to the sum of (A) the G-III Assumed Working Capital (determined based on the amount of Estimated Working Capital set forth in the Estimated Closing Date Balance Sheet Statement) (the “Estimated G-III Assumed Working Capital”), which amount shall be subject to adjustment as set forth in the UPA and Section 1.3 and Section 1.4 hereof, and (B) an amount equal to (1) the G-III Assumed Cash (determined based on the applicable Cash components of Estimated Net Financial Debt calculation set forth in the Estimated Closing Date Balance Sheet Statement) minus (2) the G-III Assumed Financial Debt (determined based on the applicable Financial Debt components of the Estimated Net Financial Debt calculation set forth in the Estimated Closing Date Balance Sheet Statement) (the result of the foregoing clauses (1) and (2), the “Estimated Net Cash Amount”) and (y) the assumption of all liabilities and obligations of the Business (other than any IPCo Retained Liabilities, which shall be retained by Majestic IPCo).

Section 1.2         Closing. The sale and purchase of the Equity Interests shall take place at a closing (the “Closing”) to be held immediately following the UPA Closing and the consummation in all material respects of the Pre-Closing Restructuring (which shall occur immediately following the UPA Closing) (the date on which the Closing occurs, the “Closing Date”), or at such other place or at such other time or on such other date as Majestic IPCo and G-III Buyer mutually may agree in writing, it being understood and agreed that the Closing shall be conditioned on and subject to the completion of the UPA Closing and the completion in all material respects of the Pre-Closing Restructuring. At the Closing, (a) G-III Buyer shall deliver to Majestic IPCo an amount (which may not be less than zero) equal to the G-III Assumed Working Capital plus the Estimated Net Cash Amount (which may be a positive or negative number), (b) if the Estimated Net Cash Amount is a positive number, MJ Buyer Parent will contribute the Estimated Net Cash Amount to MJ Buyer to fund the purchase price payable by MJ Buyer at the UPA Closing, (d) Majestic IPCo shall deliver to G-III Buyer evidence of book-entry transfer of the Equity Interests, and (e)  Majestic IPCo shall consummate the Proceeds Distribution.

Section 1.3         Estimated G-III Assumed Working Capital; Estimated Net Cash Amount; Estimated Closing Date Balance Sheet Statement.

(a)         The Parties acknowledge and agree that (i) the Estimated G-III Assumed Working Capital and the Estimated Net Cash Amount shall be calculated in accordance with the terms of the UPA applicable to the calculation of the Estimated Unit Consideration thereunder,

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including the Accounting Principles and the applicable definitions set forth herein, and (ii) in furtherance of the foregoing and to facilitate the calculations contemplated by Section 1.1 upon delivery by the Sellers’ Representative to MJ Buyer pursuant to Section 2.2 of the UPA, Majestic IPCo shall provide (and cause MJ Buyer to provide) G-III Buyer with a copy of the Estimated Closing Date Balance Sheet Statement and all supporting information provided by the Sellers’ Representative. During the period after the delivery of the Estimated Closing Date Balance Sheet Statement and prior to Closing, G-III Buyer shall have an opportunity to review the Estimated Closing Date Balance Sheet Statement and Majestic IPCo shall reasonably cooperate with G-III Buyer in good faith to respond to (or to coordinate responses via the Sellers’ Representative to) any questions regarding the Estimated Closing Date Balance Sheet Statement raised by G-III Buyer if G-III Buyer disputes any item proposed to be set forth on such statement.

(b)         Upon final determination of the Closing Date Balance Sheet Statement in accordance with Section 2.4 of the UPA and Section 1.4 below, the Actual Working Capital, Actual Net Financial Debt and Actual Company Transaction Expenses shall be used by G-III Buyer to recalculate the G-III Assumed Working Capital and Net Cash Amount for purposes of determining the actual G-III Assumed Working Capital (the “Actual G-III Assumed Working Capital”) and the actual Net Cash Amount (the “Actual Net Cash Amount”) for the purposes of Section 1.4 and G-III Buyer shall deliver a written statement of such calculation within 10 Business Days of receipt of the Closing Date Balance Sheet Statement, as finally determined, from IPCo. Majestic IPCo shall have 15 Business Days to review G-III Buyer’s proposal and deliver to G-III Buyer a notice of any proposed modifications thereto. During such review period, the G-III Buyer shall provide, and shall cause its Subsidiaries and Representatives to provide, Majestic IPCo and its Affiliates and Representatives reasonable access during normal business hours, which shall not unreasonably interfere with the business of the G-III Buyer or its Subsidiaries or Affiliates, as applicable, to the relevant personnel materially involved in, and reasonable underlying documentation and reasonable data pertinent to, the preparation of the calculation of the Actual G-III Assumed Working Capital and Actual Net Cash Amount. If Majestic IPCo fails to deliver any such notice within such time, the Actual G-III Assumed Working Capital and Actual Net Cash Amount proposed by G-III Buyer shall be considered final and binding on the Parties. If Majestic IPCo delivers a notice of proposed modifications, G-III Buyer and Majestic IPCo shall negotiate in good faith for a period of 30 days to try to resolve any remaining disputes. At the conclusion of such 30 day period, any matters that remain in dispute with respect to the Actual G-III Assumed Working Capital and Actual Net Cash Amount or the components thereof shall be submitted to the Selected Accountant for prompt resolution in accordance with the procedures described in Section 2.5 of the UPA, applied mutatis mutandis, except for the fact that the Selected Accountant shall deliver its written determination within 30 days of the submission.

Section 1.4         Actual G-III Assumed Working Capital; Actual Net Cash Amount; Closing Date Balance Sheet Statement.

(a)         The Parties acknowledge and agree that the determination of the Closing Date Balance Sheet Statement, as finally determined in accordance with Section 2.4 of the UPA, shall be binding upon the Parties with respect to, and serve as a final determination of, the corresponding components of the Actual G-III Assumed Working Capital and Actual Net Cash Amount (as set forth herein).

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(b)         G-III Buyer shall, and shall cause each member of the MJ International Group to, and Majestic IPCo shall, and shall cause MJ Buyer and its Subsidiaries to, reasonably cooperate with each other with respect to the preparation and delivery by MJ Buyer to the Sellers’ Representative of the Closing Date Balance Sheet Statement in accordance with Section 2.4 of the UPA (it being understood and agreed that in the event of any dispute in connection with any calculation or amount applicable to the preparation of the Closing Date Balance Sheet Statement as it relates to MJ International Group, G-III Buyer’s position(s) shall control, provided that such position(s) is not inconsistent with the terms of the UPA). G-III Buyer shall, and shall cause each member of the MJ International Group to, and Majestic IPCo shall, and shall cause MJ Buyer and its Subsidiaries to, comply with the provisions of Section 2.4 and Section 2.5 of the UPA, including with respect to providing the Sellers’ Representative, its Affiliates and Representatives access to Persons and materials and participating in meetings and discussions with the Sellers’ Representative, its Affiliates and Representatives (including with respect to resolution of any disagreements), in each case in accordance with the terms thereof.

(c)         Majestic IPCo shall, within two Business Days of receipt by Majestic IPCo or MJ Buyer from Sellers’ Representative of a Seller Closing Date Balance Sheet Statement or Notice of Disagreement delivered pursuant to Section 2.4 of the UPA, deliver to G-III Buyer a copy of such Seller Closing Date Balance Sheet Statement or Notice of Disagreement, as applicable, together with all supporting documentation and correspondence received from Sellers’ Representative in connection therewith. To the extent (i) Sellers’ Representative delivers a Seller Closing Date Balance Sheet Statement or Notice of Disagreement, (ii) such Seller Closing Date Balance Sheet Statement or Notice of Disagreement, as applicable, sets forth a disagreement with any calculation or amount applicable to the Business and (iii) G-III Buyer desires to dispute such disagreement (to the extent related to the MJ International Group) in accordance with Section 2.5 of the UPA, G-III Buyer shall provide written notice to MJ Buyer prior to the end of the Resolution Period that it elects to dispute such disagreement in accordance with Section 2.5 of the UPA (a “Dispute Election Notice”); provided, that such Dispute Election Notice must be delivered no later than the earlier of (x) the end of the Resolution Period and (y) 15 Business Days after G-III Buyer’s receipt of the applicable Seller Closing Date Balance Sheet Statement or Notice of Disagreement from Majestic IPCo or MJ Buyer; provided, further, that in no event shall G-III Buyer have fewer than 15 Business Days from its actual receipt of the applicable Seller Closing Date Balance Sheet Statement or Notice of Disagreement to deliver a Dispute Election Notice. In the event MJ Buyer receives a timely Dispute Election Notice, Majestic IPCo (on behalf of itself and MJ Buyer) shall use its commercially reasonable efforts, acting in good faith, to resolve such disagreement with Sellers’ Representative on behalf of G-III Buyer, including, if applicable, by submitting materials and information to, and participating in meetings and presentations involving, the Selected Accountant, in each case in accordance with Section 2.5 of the UPA, provided that (A) G-III Buyer shall have the right to direct the resolution of such disagreement, to the extent related to the MJ International Group, and Majestic IPCo (on behalf of itself and MJ Buyer) shall (x) reasonably cooperate to facilitate such direction, (y) promptly provide G-III Buyer with copies of, and give G-III Buyer a reasonable opportunity to review and comment on, all material correspondence and submissions relating to such disagreement and (z) not settle, compromise or otherwise resolve such disagreement, or waive any material right therein, without G-III Buyer’s prior written consent, (B) subject to applicable Law, Contract and preservation of attorney-client privilege, work product and common-interest protections (which may be maintained through redaction, withholding or use of clean teams), G-III Buyer shall, and shall cause MJ International

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Group to, cooperate with each of Majestic IPCo and MJ Buyer in connection therewith, including by providing such Persons with access to materials, information and applicable Persons reasonably requested and reasonably necessary to resolve such dispute; provided, that G-III Buyer shall not be responsible for any fees, costs or expenses of the Selected Accountant incurred with respect to issues not disputed by G-III Buyer, incurred without G-III Buyer’s prior written consent or otherwise incurred as a result of Majestic IPCo or MJ Buyer’s failure to comply with the terms hereof, and each of Majestic IPCo or MJ Buyer shall use commercially reasonable efforts, acting in good faith, to mitigate all such fees, costs and expenses.

(d)         If the Actual G-III Assumed Working Capital, as finally determined pursuant to Section 1.3(b) and this Section 1.4 is less than the initial Estimated G-III Assumed Working Capital (the absolute value of such difference, if any, the “Negative Working Capital Adjustment Amount”), Majestic IPCo shall (and shall cause MJ Buyer to), within five Business Days after the date of such final determination, jointly and severally, pay to G-III Buyer, by wire transfer of immediately available funds denominated in United States dollars to an account designated by G-III Buyer, an amount equal to the absolute value of the Negative Working Capital Adjustment Amount.

(e)         If the Actual G-III Assumed Working Capital, as finally determined pursuant to Section 1.3(b) and this Section 1.4, is greater than the Estimated G-III Assumed Working Capital (such difference, if any, the “Positive Working Capital Adjustment Amount”), G-III Buyer shall, within five Business Days after the date of such final determination, pay to Majestic IPCo by wire transfer of immediately available funds denominated in United States dollars to an account designated by Majestic IPCo, an amount equal to the Positive Working Capital Adjustment Amount.

(f)          If the Actual Net Cash Amount, as finally determined pursuant to Section 1.3(b) and this Section 1.4 is less than the initial Estimated Net Cash Amount (the absolute value of such difference, if any, the “Negative Net Cash Adjustment”), Majestic IPCo shall cause MJ Buyer to, within five Business Days after the date of such final determination, jointly and severally, pay to G-III Buyer, by wire transfer of immediately available funds denominated in United States dollars to an account designated by G-III Buyer, an amount equal to the Negative Net Cash Adjustment.

(g)         If the Actual Net Cash Amount, as finally determined pursuant to Section 1.3(b) and this Section 1.4, is greater than the Estimated Net Cash Amount (such difference, if any, the “Positive Net Cash Adjustment”), G-III Buyer shall, within five Business Days after the date of such final determination, pay to Majestic IPCo by wire transfer of immediately available funds denominated in United States dollars to an account designated by Majestic IPCo, an amount equal to the Positive Net Cash Adjustment.

Section 1.5         Offsets. The Parties agree that, for administrative convenience and to avoid multiple wires, in connection with the UPA Closing, amounts payable to and payable by the same Parties pursuant to this Agreement and/or the Unit Purchase Agreement shall be offset such that only net amounts are paid, in each case, subject to the written agreement of the payor and the payee at the time of such transaction. Notwithstanding the foregoing, any amounts payable by any Party on a date other than the Closing Date (in the case of the Closing Date, consistent with the foregoing sentence), including payment by WHP Parent pursuant to Section 4.5, shall not be subject to such offset.

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Section 1.6         Withholding. Notwithstanding anything to the contrary in this Agreement, each Party shall be entitled to deduct and withhold from all amounts otherwise payable pursuant to this Agreement such amounts as it reasonably determines it is required to deduct and withhold with respect to the making of such payment under applicable Law. To the extent any such amounts are so withheld or deducted, such amounts so deducted or withheld shall be treated for all purposes under this Agreement as having been paid to the person in respect of which such deduction or withholding was made. The Parties shall use commercially reasonable efforts to provide the relevant payee with advance notice of such determination and shall cooperate in good faith to minimize, to the extent permissible under applicable Laws, the amount of any such withholding.

Article II
REPRESENTATIONS AND WARRANTIES OF MAJESTIC IPCO

Majestic IPCo hereby represents and warrants to G-III Buyer as follows:

Section 2.1         Organization and Qualification. Each of Majestic IPCo and MJ Buyer Parent is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. MJ International and each member of the MJ International Group is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and has full limited liability company power and authority to own, lease and operate its properties and to carry on its business, including the Business. MJ International and each member of the MJ International Group is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties or the nature of its business makes such qualification or licensing necessary, except as would not, individually or in the aggregate, have a material adverse effect on the business, properties, financial condition or results of operations of the MJ International Group (a “Material Adverse Effect”).

Section 2.2         Authority. Each of Majestic IPCo and MJ Buyer Parent has full limited liability company power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance by Majestic IPCo and MJ Buyer Parent of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Majestic IPCo and MJ Buyer Parent. This Agreement has been duly executed and delivered by Majestic IPCo and MJ Buyer Parent and is legal, valid, binding and enforceable upon and against each of Majestic IPCo and MJ Buyer Parent.

Section 2.3         No Conflict; Required Filings and Consents. The execution, delivery and performance by MJ Buyer Parent and Majestic IPCo of this Agreement and the consummation by MJ Buyer Parent and Majestic IPCo of the transactions contemplated hereby do not and will not (a) conflict in any respect with, breach or violate any provision of the certificate of formation, bylaws, certificate or articles of incorporation, operating agreement or any other organizational documents of Majestic IPCo or MJ Buyer Parent; (b) conflict in any respect with, breach or violate any Law applicable to Majestic IPCo or MJ Buyer Parent; (c) conflict with, create a breach or default under, require any consent of, approval, notice to or give to any third party any right of

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modification, default (with or without notice or lapse of time or both) acceleration or cancellation, or result in the creation of any Encumbrance upon any property or right of Majestic IPCo or MJ Buyer Parent pursuant to, any contract, agreement, license, permit or other instrument to which Majestic IPCo or MJ Buyer Parent is a party or by which Majestic IPCo’s or MJ Buyer Parent’s properties, assets or rights may be bound, affected or benefited; or (d) allow the imposition of any fees or penalties or require the offering or making of any payment to a third party on the part of Majestic IPCo or MJ Buyer Parent. Assuming the truth and completeness of the representations and warranties of G-III Buyer contained in this Agreement, the execution, delivery and performance by Majestic IPCo and MJ Buyer Parent of this Agreement and the consummation by Majestic IPCo and MJ Buyer Parent of the transactions contemplated hereby require no action by or in respect of, or filing, registration or designation with, any Governmental Authority and neither MJ Buyer Parent nor Majestic IPCo is required to provide any notice, declaration or filing or receive the consent, authorization or approval of any Governmental Authority with respect to any of the foregoing, other than (a) those as to which the failure to make or obtain would not reasonably be expected, individually or in the aggregate, to be material to the MJ International Group; and (b) those, the absence of which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Majestic IPCo or MJ Buyer Parent in a timely manner, to perform its obligations pursuant to this Agreement or to consummate the transactions contemplated hereby (a “Seller Material Adverse Effect”).

Section 2.4         Equity Interests. Majestic IPCo is the record and beneficial owner of the Equity Interests, free and clear of any Encumbrances, other than those arising under applicable securities Laws. Majestic IPCo has the right, authority and power to sell, convey, assign, transfer and deliver the Equity Interests to G-III Buyer. Upon delivery to G-III Buyer of the Equity Interests at the Closing and G-III Buyer’s payment of the purchase price hereunder, G-III Buyer shall acquire good and valid title to the Equity Interests, free and clear of all Encumbrances other than those arising under applicable securities Laws. Majestic IPCo has not created, imposed, or, to its knowledge, incurred, with respect to any property or asset, any Encumbrance on any of the Equity Interests or the assets of the Business, other than restrictions applicable under the governing documents of Majestic IPCo and MJ Buyer Parent.

Section 2.5         Capitalization. The Equity Interests constitute all of the outstanding equity interests in MJ Buyer Parent, and as of immediately prior to the Closing, MJ Buyer Parent will own all of the outstanding equity interests in MJ International, and MJ International will directly or indirectly own all of the outstanding equity interests in the Subsidiaries of the MJ International Group holding the Business. All equity interests of each Subsidiary of MJ Buyer Parent (including MJ International and its Subsidiaries) (i) are validly issued in compliance with applicable Law and fully paid, (ii) are free of any Encumbrances (other than as set forth in the applicable operating agreement) and (iii) have not been issued in violation of any applicable Law or any preemptive rights or rights of first refusal created by statute, the organizational documents of the applicable entity, or any agreement to which MJ Buyer Parent or any of its Subsidiaries (after giving effect to the Pre-Closing Restructuring) is a party or by which it is bound.

Section 2.6         Brokers. No broker, finder, investment banker or agent will have any claim against G-III Buyer or the MJ International Group for any finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Majestic IPCo, MJ Buyer Parent, the MJ International Group or any of their respective Affiliates.

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Section 2.7         Litigation. There is no Proceeding pending or, to the actual knowledge of Majestic IPCo, threatened against Majestic IPCo, MJ Buyer or MJ Buyer Parent that would be reasonably likely, individually or in the aggregate, to (a) be material to the Business, (b) prevent or materially delay the consummation of the transactions contemplated by this Agreement, or (c) otherwise prevent or materially delay performance by Majestic IPCo or MJ Buyer Parent of any of its obligations contemplated by this Agreement or (d) have a Seller Material Adverse Effect.

Section 2.8         Tax Classification. For U.S. federal (and applicable state and local) income tax purposes, (i) MJ Buyer Parent is classified as a corporation, (ii) until clause (C) of the Pre-Closing Restructuring, MJ Buyer is disregarded as an entity separate from MJ Buyer Parent, and (iii) Majestic IPCo has not taken, and will not take, any action that would modify the classification of any member of the MJ International Group except to the extent contemplated by the UPA.

Section 2.9         Seller Identity.

(a)         Neither Majestic IPCo nor any of its owners (direct or indirect), directors, managers or officers in their capacity as such is, or during the last three years has been, in material violation of Anti-Corruption Laws, the U.S. Bank Secrecy Act, as amended by the USA Patriot Act of 2001, the U.S. Money Laundering Control Act of 1986, as amended through the date hereof, to the extent applicable to Majestic IPCo and its Affiliates, or any other applicable anti-money laundering Laws or Sanctions Laws.

(b)         Neither Majestic IPCo nor any of its owners (direct or indirect), officers, directors or managers, or, to the actual knowledge of Majestic IPCo, after reasonable inquiry, employees or agents is, or is owned or controlled by one or more Persons that are, a Sanctioned Person in violation of Law.

(c)         Majestic IPCo is in material compliance with applicable Trade Control Laws.

Article III
REPRESENTATIONS AND WARRANTIES OF G-III BUYER

G-III Buyer hereby represents and warrants to Majestic IPCo as follows:

Section 3.1         Organization. G-III Buyer is a corporation duly organized, validly existing and in good standing under the laws of New York.

Section 3.2         Authority. G-III Buyer has full corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance by G-III Buyer of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of G-III Buyer. This Agreement has been duly executed and delivered by G-III Buyer and is legal, valid, binding and enforceable upon and against G-III Buyer.

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Section 3.3         Required Filings and Consents. Assuming the truth and completeness of the representations and warranties of Majestic IPCo contained in this Agreement, the execution, delivery and performance by G-III Buyer of this Agreement and the consummation by G-III Buyer of the transactions contemplated hereby require no action by or in respect of, or filing, registration or designation with, any Governmental Authority and G-III Buyer is not required to provide any notice, declaration or filing or receive the consent, authorization or approval of any Governmental Authority with respect to any of the foregoing, other than (a) those as to which the failure to make or obtain would not reasonably be expected, individually or in the aggregate, to be material to the Business; and (b) those, the absence of which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of G-III Buyer in a timely manner, to perform its obligations pursuant to this Agreement or to consummate the transactions contemplated hereby (a “G-III Buyer Material Adverse Effect”).

Section 3.4         Brokers. No broker, finder, investment banker or agent will have any claim against Majestic IPCo, any of its Affiliates or the Excluded Business for any finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with the transactions contemplated by this Agreement or transactions contemplated by this Agreement based on arrangements made by or on behalf of G-III Buyer.

Section 3.5         G-III Buyer’s Investigation and Reliance. G-III Buyer is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Business, the MJ International Group and the transactions contemplated hereby, which investigation, review and analysis were conducted by G-III Buyer together with expert advisors, including legal counsel, that it has engaged for such purpose. G-III Buyer and its advisors have been provided with full and complete information that they have requested in connection with their investigation of the Business, the MJ International Group and the transactions contemplated hereby. G-III Buyer acknowledges and agrees that neither Majestic IPCo nor any of its respective Affiliates or representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information concerning the Business or the MJ International Group contained herein or made available in connection with G-III Buyer’s investigation of the foregoing and Majestic IPCo and its Affiliates and representatives expressly disclaim any and all liability that may be based on such information or errors therein or omissions therefrom. G-III Buyer acknowledges and agrees that it has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied, made by Majestic IPCo or any of its Affiliates or representatives. G-III Buyer acknowledges and agrees that neither Majestic IPCo nor any of its Affiliates or representatives shall have or be subject to any liability to G-III Buyer or any other person resulting from the distribution to G-III Buyer, or G-III Buyer’s use of, any information, documents or materials made available to G-III Buyer, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement. G-III Buyer acknowledges and agrees that neither Majestic IPCo nor any of its respective Affiliates or representatives is making any representation or warranty, express or implied, with respect to any estimates, projections or forecasts involving the Business or the MJ International Group. G-III Buyer acknowledges and agrees that neither Majestic IPCo nor any of its Affiliates or representatives is making, and G-III Buyer hereby waives, any representation or warranty, express or implied, as to the quality, merchantability, as for a particular purpose, or condition of the assets that comprise the Business. G-III Buyer acknowledges and agrees that, should the Closing occur, G-III Buyer shall acquire the Business and the MJ International Group on an “as is” and “where is” basis.

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Section 3.6         Financial Capability. G-III Buyer will at Closing have the financial capability and access to and/or sufficient cash or other immediately available funds to consummate the transactions contemplated by this Agreement, including the making of all payments to be made by or on behalf of G-III Buyer on the Closing Date pursuant to this Agreement. To the knowledge of G-III Buyer, there are no circumstances or conditions that would reasonably be expected to prevent or substantially delay the ability of such funds or otherwise impair such capability at the Closing.

Section 3.7         G-III Buyer Identity.

(a)         Neither G-III Buyer nor any of its owners (direct or indirect), directors, managers or officers in their capacity as such is, or during the last three years has been, in material violation of Anti-Corruption Laws, the U.S. Bank Secrecy Act, as amended by the USA Patriot Act of 2001, the U.S. Money Laundering Control Act of 1986, as amended through the date hereof, to the extent applicable to G-III Buyer and its Affiliates, or any other applicable anti-money laundering Laws or Sanctions Laws.

(b)         Neither G-III Buyer nor any of its owners (direct or indirect), officers, directors or managers, or, to the actual knowledge of G-III Buyer, after reasonable inquiry, employees or agents is, or is owned or controlled by one or more Persons that are, a Sanctioned Person in violation of Law.

(c)         G-III Buyer is in material compliance with applicable Trade Control Laws.

Section 3.8         No Registration.

(a)         G-III Buyer is acquiring the Equity Interests for investment for its own account only and not with a view to, or for sale in connection with, any distribution thereof. G-III Buyer understands that (i) the Equity Interests have not been registered under the Securities Act or any foreign or state securities Laws, (ii) there is no public market for such Equity Interests and there can be no assurance that a public market shall develop and (iii) such Equity Interests may not be sold, transferred, pledged, hypothecated or otherwise disposed of, or offered for sale, transfer, pledge, hypothecation or disposition, without registration under the Securities Act or any state securities Law, except pursuant to an exemption from such registration available under the Securities Act or any such state security Law, and compliance with other securities Laws, in each case, to the extent applicable.

(b)         G-III Buyer is an “accredited investor” (as defined in Rule 501(a) of Regulation D promulgated under the Securities Act).

(c)         G-III Buyer has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Equity Interests and of making an informed investment decision with respect thereto, and can bear the economic risk of its investment in the Equity Interests and afford a complete loss of such investment.

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Article IV
COVENANTS

Section 4.1         Further Assurances.

(a)         The Parties shall from time to time do such further acts and execute and deliver such further documents regarding its obligations hereunder as may be required solely for the purpose of (a) accomplishing the purposes of this Agreement or (b) giving effect to the transactions contemplated by this Agreement.

(b)         In furtherance, and not by way of limitation, of the foregoing, if after the Closing, (i) Majestic IPCo, MJ Buyer or any of their respective Affiliates, on the one hand, or G-III Buyer or its Affiliates, on the other hand, discovers that any assets or properties that should be owned, leased or licensed by the Business or the Excluded Business (as the case may be) were inadvertently or mistakenly retained by or transferred to such Person, then Majestic IPCo (on behalf of itself and MJ Buyer) or G-III Buyer shall, and shall cause such Party’s Affiliates to, as applicable, (A) immediately cease using such assets and properties and (B) cooperate with the other Party to transfer or assign such assets and properties to the other Party (or its designee) at Majestic IPCo’s or G-III Buyer’s expense, as applicable, with no requirement of additional consideration to the fullest extent permitted by applicable Law and execute and deliver any amendments or supplements to this Agreement, exhibits, or schedules, as applicable, to transfer such assets and properties to the other Party (or its designee) effective as of the Closing Date. The Parties agree to use their reasonable best efforts to structure any transfer of assets and properties referred to in the immediately preceding sentence in a manner that minimizes Taxes and is equitable for the Parties, the Business, or the Excluded Business, as applicable.

(c)         Following the Closing, (i) Majestic IPCo shall (on behalf of itself and MJ Buyer), and shall cause its Affiliates to, promptly deliver to G-III Buyer (or its designee) (A) any mail, packages, orders, inquiries and other communications addressed to the Business and (B) any property that Majestic IPCo, MJ Buyer or any of its respective Affiliates receive and that properly belongs to G-III Buyer or the Business, and (ii) G-III Buyer shall, and shall cause its Affiliates to, promptly deliver to Majestic IPCo (A) any mail, packages, orders, inquiries and other communications addressed to the Excluded Business or Majestic IPCo or MJ Buyer and (B) any property that G-III Buyer or its Affiliates receive and that properly belongs to the Excluded Business or Majestic IPCo or MJ Buyer.

(d)         If, following the Closing, (i) Majestic IPCo, MJ Buyer or any of its respective Subsidiaries receives any funds belonging to G-III Buyer or the Business in accordance with the terms of this Agreement, Majestic IPCo shall, or shall cause its Subsidiaries to, (A) promptly advise G-III Buyer, (B) segregate and hold such funds in trust for the benefit of G-III Buyer or the Business and (C) promptly deliver such funds, together with any interest earned thereon, to an account or accounts designated in writing by G-III Buyer, and (ii) G-III Buyer or the Business receives any funds belonging to Majestic IPCo, MJ Buyer or its Subsidiaries in accordance with the terms of this Agreement, G-III Buyer shall, or shall cause the Business to, (A) promptly advise Majestic IPCo, (B) segregate and hold such funds in trust for the benefit of Majestic IPCo and (C) promptly deliver such funds, together with any interest earned thereon, to an account or accounts designated in writing by Majestic IPCo.

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(e)         To the extent permitted by law, the parties hereto agree to treat, and to cause their respective Affiliates to treat, for all tax purposes, (i) any assets, properties, or funds described in this Section 4.1 as having been transferred to its ultimate owner (or, if applicable, as having remained with its ultimate owner) in accordance with this Agreement as of the Closing, and (ii) any payments, goods and other benefits received by the transferor in respect of such funds, assets or property prior to its transfer to its ultimate owner in accordance with this Agreement as having been received by such transferor as an agent or nominee for such ultimate owner.

(f)          It is understood and agreed that (i) from the date hereof until the Closing, Majestic IPCo shall be responsible for any breach of this Agreement during such time period by MJ Buyer Parent or MJ Buyer (in its capacity as a Subsidiary and Affiliate of Majestic IPCo), and (ii) from and after the Closing, (x) Majestic IPCo shall be responsible for any breach of this Agreement during such time period by MJ Buyer, and (y) G-III Buyer shall be responsible for any breach of this Agreement during such time period by MJ Buyer Parent (in the case of this clause (y), to the extent occurring after the Closing).

Section 4.2         Conduct. From the date of this Agreement through the Closing, Majestic IPCo and MJ Buyer Parent agrees to cause MJ Buyer to use commercially reasonable efforts to enforce its rights under the Unit Purchase Agreement in furtherance of consummating the UPA Closing. Each of G-III Buyer, Majestic IPCo and MJ Buyer Parent agrees that it shall not, and shall cause its Affiliates not to, take any actions that would reasonably be expected to prevent, delay or impair the transactions contemplated by this Agreement or the Unit Purchase Agreement. Majestic IPCo (on behalf of itself and its Subsidiaries) shall not agree to sell, assign, transfer, convey, lease, license, or otherwise dispose of any assets or properties of the Business between the UPA Closing and the Closing, except to the extent required to complete the Pre-Closing Restructuring in accordance with the terms hereof and that certain Interim Investors’ Agreement dated as of even date herewith by and among Majestic IPCo, MJ Buyer, MJWHP, LLC, a Delaware limited liability company, WHP Parent and G-III Buyer Parent (the “Interim Investors’ Agreement”). The Parties agree and acknowledge that amendments, supplements, modifications or waivers to the UPA are subject to the terms of the Interim Investors’ Agreement.

Section 4.3         Reorganization. In furtherance of the Pre-Closing Restructuring, Majestic IPCo, MJ Buyer Parent and their respective Affiliates shall take such actions so as to transfer (a) from MJ International to Holdings, any and all of the intellectual property of any kind or nature, including any registered or unregistered intellectual property, located anywhere in the world, owned or purported to be owned by the MJ International Group, as well as any and all license agreements, entered into by the MJ International Group that grant third parties the right to use any intellectual property owned or purported to be owned by the MJ International Group, which transfer shall include the conveyance of the equity interests of Holdings and Marc Jacobs Trademarks, LLC to Majestic IPCo (the “Majestic IPCo Assets”), (b) following the distribution described in clause (a) above, from Holdings to MJ Buyer, and from MJ Buyer to MJ Buyer Parent, of all of the equity interests in MJ International, and (c) following the distributions described in clause (b) above, from MJ Buyer Parent to Majestic IPCo, all of the equity interests in MJ Buyer. Upon completion of the Pre-Closing Restructuring, (x) Majestic IPCo will assume and be responsible for, and shall indemnify and hold harmless the G-III Buyer and its Affiliates from any claims, losses, liabilities or Damages relating to or arising from, the Majestic IPCo Assets and the IPCo Retained Liabilities, including any expenses of Marc Jacobs and Robert Duffy pursuant to

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their respective Employment Agreements or otherwise, in each case, in accordance with Section 6.1 and the other applicable provisions of Article VI, and (y) the G-III Buyer shall own, and G-III Buyer will assume and be responsible for, and shall indemnify and hold harmless Majestic IPCo and its Affiliates from, any claims, losses, liabilities or Damages relating to or arising from, the Business, its obligations and all other assets and liabilities of the MJ International Group and the OpCo Retained Liabilities, which shall exclude any assets, claims, losses, liabilities or Damages of the IPCo Retained Liabilities.

Section 4.4         License and Sale of China and Japan Operating Business. Subject to the terms and conditions hereof, the Parties shall exercise commercially reasonable efforts to arrange buyers of the entities operating in the China and Japan Operating Business and the Parties shall cooperate in good faith to execute and deliver all documents and instruments reasonably necessary and acceptable to them to effectuate any identified transfer, at the sole cost and expense of Majestic IPCo, as promptly as practicable. Notwithstanding anything to the contrary in this Agreement, in the event that Majestic IPCo or one of its Affiliates or Subsidiaries has not, on or prior to the Closing, entered into a definitive agreement with a third party purchaser providing for the sale, assignment, transfer, conveyance and delivery of the China and Japan Operating Business to such third party purchaser, then, automatically and without any further action on the part of any party hereto:

(a)         The China and Japan Operating Business shall be deemed to constitute part of the Business acquired by the G-III Buyer upon consummation of the Equity Interest Purchase.

(b)         If the China and Japan Operating Business generates a consolidated profit or consolidated net loss (it being understood and agreed that such profit or loss shall be calculated including interest, any non-cash expenses (as reasonably mutually agreed) or expenses of the G-III Buyer or its Affiliates allocated to the China and Japan Operating Business (to the extent reasonably necessary for the operation, sale or dissolution of the China and Japan Operating Business), plus any transfer pricing adjustments and any wind-down costs) during the period commencing on the Closing Date and ending on the earlier of (x) December 31, 2027 and (y) consummation of the sale of the China and Japan Operating Business to a third party purchaser or the completion of an orderly wind-down of the business (in each case occurring in accordance with the terms and conditions hereof) (the “Coverage Period”), the amount of such (a) consolidated profit (if any) shall be paid by G-III Buyer to Majestic IPCo as set forth below and (b) consolidated net loss for such period (if any) shall be reimbursed by Majestic IPCo to the G-III Buyer as set forth below. Within 30 days following December 31, 2027, the G-III Buyer shall submit a statement of consolidated profit or consolidated net loss of the China and Japan Operating Business calculated in accordance with this clause (b) for the periods described in this clause (b), which shall include reasonable supporting detail and calculations (the “China and Japan Profit and Loss Statement”). Upon receipt of the China and Japan Profit and Loss Statement, Majestic IPCo and its representatives shall have a period of 60 days following its receipt thereof to audit the books and records of the G-III Buyer and the Business solely to the extent relating to the China and Japan Operating Business (during normal business hours and upon reasonable prior notice and without interference to the G-III Buyer or the Business) and discuss with the G-III Buyer its reasonable questions and reasonable requests for reasonable additional information. If Majestic IPCo submits any good faith dispute in writing to the G-III Member with respect to any portion of the China and Japan Profit and Loss Statement prior to the expiration of the 60-day period following its receipt of the

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China and Japan Profit and Loss Statement, the Parties shall negotiate in good faith to resolve any such dispute. Following resolution of any disputes, (i) the G-III Buyer shall pay to Majestic IPCo the amount of any consolidated profit set forth in the China and Japan Profit and Loss Statement as finally determined pursuant to this Section 4.4(b), or (ii) Majestic IPCo shall pay to the G-III Buyer the amount of any consolidated net loss set forth in the China and Japan Profit and Loss Statement as finally determined pursuant to this Section 4.4(b). Upon request of Majestic IPCo, G-III Buyer shall reasonably cooperate with Majestic IPCo and its representatives and share such reasonably requested financial and other reasonably requested information regarding the China and Japan Operating Business as may be reasonably necessary for Majestic IPCo to consolidate the financials of such business.

(c)         (x) At least 30 days prior to December 31, 2027, G-III Buyer shall inform Majestic IPCo in writing as to whether it intends to wind-down the China and Japan Operating Business (in whole or in part) or continue to operate the China and Japan Operating Business (in whole or in part); if the G-III Buyer notifies Majestic IPCo that it intends to wind-down the China and Japan Operating Business (in whole or in part), or (y) if prior to December 31, 2027 Majestic IPCo grants a third party a license to operate MARC JACOBS business in either or China or Japan, the G-III Buyer may elect to wind down the applicable portion of the China and Japan Operating Business, then in either case, any reasonable costs incurred in connection with such wind-down shall be promptly reimbursed by Majestic IPCo to the G-III Buyer (subject to prior receipt of reasonable supporting documentation).

(d)         If the G-III Buyer does not deliver the notice contemplated by Section 4.4(c) hereof or otherwise continues to operate the China and Japan Operating Business, then following December 31, 2027, neither Majestic IPCo nor the G-III Buyer is required to pay over any profit or loss in respect thereof (as applicable) with respect to any period following December 31, 2027.

(e)         If the G-III Buyer elects to continue operating the China and Japan Operating Business after December 31, 2027 using intellectual property owned by Majestic IPCo, then, as a condition to the G-III Buyer’s right to continue such operations, the G-III Buyer and Majestic IPCo shall use commercially reasonable efforts to negotiate a license agreement on terms mutually agreeable to both such Parties, unless such condition is waived by Majestic IPCo and G-III Buyer. For the avoidance of doubt, after the earlier of (x) December 31, 2027 and (y) the date on which Majestic IPCo grants a third party a license to operate the MARC JACOBS business in either China or Japan, as applicable, absent the entry into such license agreement, G-III Buyer shall have no right to use any intellectual property owned by Majestic IPCo in China or Japan, as applicable.

(f)          Following the Closing, and until December 31, 2027, subject to the terms hereof, any sale, license or other transaction involving the China and Japan Operating Business to a third-party purchaser in accordance with the terms hereof shall be made or undertaken at the sole discretion of Majestic IPCo. The G-III Buyer shall reasonably cooperate with Majestic IPCo and such third-party purchaser and exercise commercially reasonable efforts to facilitate such sale, license or other transaction; provided, that the prior written consent of the G-III Buyer (not to be unreasonably withheld; it being agreed that it shall be a reasonable basis to withhold consent if the terms of such transaction include post-closing restrictive covenant obligations, indemnification

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obligations or other material liability or obligations (monetary or otherwise) applicable to the G-III Buyer or its Affiliates or if the consideration payable to the G-III Buyer or its Affiliates is less than the portion of the purchase price paid by the G-III Buyer hereunder that was allocable to the China and Japan Operating Business) shall be required prior to the effectiveness of a transaction or any documentation in connection therewith.

Section 4.5         Restructuring Costs.

(a)         The Parties acknowledge and agree that subsequent to the Closing and until December 31, 2027 (the “Restructuring Period”), the G-III Buyer intends to undertake certain restructuring activities to rationalize the Business, which such activities may include termination of employees of the Business as of immediately prior to the Closing, termination of leases or other contracts of the Business in existence as of immediately prior to the Closing, and other similar fees, costs and expenses that, in each case, result in one-time cash costs (including for the US Retail Restructuring Costs) and are inclusive of documented and out-of-pocket professional and advisory costs, fees and expenses related thereto (collectively, the “Restructuring Costs”), in each case, that may become payable following the Closing. In furtherance of the foregoing, and to fund, in part, the Restructuring Costs, WHP Parent (x) shall pay to Majestic IPCo, and Majestic IPCo shall then pay to the G-III Purchaser the first $40,000,000, less any Retention Payment, of global Restructuring Costs (the “Restructuring Cap”) as and when incurred (it being understood and agreed that any payment to Majestic IPCo pursuant to this clause (x) shall not be deemed a capital contribution (other than for tax purposes) or loan to Majestic IPCo by WHP Parent or any Affiliate thereof, and shall only be a funding direction for any payments in respect of the Restructuring Costs), and (y) shall pay or reimburse (subject to receipt of supporting documentation from the G-III Buyer as set forth in clause (b) below) G-III Buyer for the same to the extent it incurs Restructuring Costs with respect to the Business prior to the Restructuring Cap being exceeded. The Parties acknowledge and agree that the G-III Buyer shall control the MJ International Group and any restructuring activities.

(b)         During the Restructuring Period, the G-III Buyer shall submit WHP Parent reasonable supporting documentation and respond to any reasonable requests for additional backup information evidencing Restructuring Costs (but no more frequently than once per quarter during the Restructuring Period).

Section 4.6         TSA Services. Each of G-III Buyer and Majestic IPCo acknowledges and agrees that certain third-party purchasers of the operating assets and liabilities of Holdings and its subsidiaries in China and Japan may need access to transition services to be provided by LVMH Moet Hennessy Louis Vuitton Inc. to the G-III Buyer or MJ Buyer. The G-III Buyer agrees to reasonably cooperate with Majestic IPCo and such third-party purchasers to pass through, at cost and on arms-length terms for tax purposes (but with no further markup for profit for the G-III Buyer), any such TSA services as may be necessary to operate such operating assets; provided, however, that in no event shall this Section 4.6 require the taking of any actions that would reasonably be expected to result in a breach of the TSA.

Section 4.7         Certain Retail Stores.

(a)         For a period commencing on the Closing Date and ending on the later of (a) the five (5) month anniversary of the Closing Date and (b) January 31, 2027 (the “Store Closure Period”), G-III Buyer shall not, and shall cause its Affiliates not to, directly or indirectly, close, shut down, or cease operations of any retail store, boutique, concession, shop-in-shop, outlet or other physical retail location that is operated by the MJ International Group.

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(b)         The consolidated operating losses (determined consistent with the loss categories and metrics set forth in folder #11.9.5 of the Electronic Data Room and on a consolidated basis for all US Retail Stores, in aggregate), if any, experienced by all retail stores or boutiques of the Business operating as of the Closing Date and located in the United States (“US Retail Stores”), for the Store Closure Period, shall be deemed a Restructuring Cost subject to Section 4.5 hereof (“US Retail Restructuring Costs”).

Section 4.8         Intended Tax Treatment. The Parties agree and intend, that, for all U.S. federal (and applicable state and local) income tax purposes, (i) the Excluded Business Distributions and the distribution to MJ Buyer Parent in the MJ International Distributions are disregarded, (ii) the distribution by MJ Buyer Parent to Majestic IPCo pursuant to the MJ International Distributions is treated as (x) with respect to Majestic IPCo, an in-kind distribution by MJ Buyer Parent to Majestic IPCo of an amount that (a) solely to the extent of the earnings and profits of MJ Buyer Parent through the end of the day on the Closing Date, constitutes a dividend (within the meaning of Section 301(c)(1) of the Internal Revenue Code of 1986, as amended (the “Code”)) and (b) to the extent exceeding the amount described in clause (a), constitutes a distribution that is applied against and reduces the adjusted basis of the Equity Interests under Section 301(c)(2) of the Code, (y) with respect to MJ Buyer Parent, a distribution of assets (including stock) by MJ Buyer Parent to Majestic IPCo under Section 311 of the Code, in which the fair market value and adjusted tax basis of all relevant assets (including, in the case of any entity classified as a corporation for U.S. federal income tax purposes, the stock of that entity) are equal to the amount allocated to those assets under the final Allocation (as defined in Section 7.3(b) of the UPA), (iii) the Equity Interest Purchase and the Proceeds Distribution shall not be treated in accordance with their form and instead shall be treated as a distribution of the Equity Interests to G-III Buyer in a non-liquidating distribution from a partnership under Section 731(a) of the Code, (iv) any payment made pursuant to Section 1.1, Section 1.4(d), Section 1.4(e), Section 1.4(f), Section 1.4(g), Section 4.4(b), Section 4.4(c), Section 4.7(b) and Article VI shall be treated as adjustments to the amounts that WHP and G-III Buyer contributed to Majestic IPCo in connection with the transactions contemplated in this Agreement or as an adjustment to the amount distributed to G-III Buyer under clause (iii), as applicable and (v) any payments received by MJ Buyer under the R&W Insurance Policy shall, after taking into account the provisions of Section 6.9, (x) if retained by MJ Buyer (or distributed to Majestic IPCo), be treated as (a) having been received first by MJ Buyer Parent as an adjustment to the purchase price paid under the Unit Purchase Agreement and (b) having been paid by MJ Buyer Parent to Majestic IPCo as an adjustment to the amount distributed to Majestic IPCo in accordance with clause (ii) and (y) if paid to MJ Buyer Parent, be treated as having been received by MJ Buyer as an agent or nominee for MJ Buyer Parent. The Parties agree to cooperate in good faith to determine the appropriate tax characterization of any payments that are made under Section 4.5(a).

Section 4.9         Confidentiality.

(a)         Subject to clauses (b) and (c) below, each of the Parties shall not, and shall cause its Representatives not to, without the prior written consent of the other Party, which shall be given in each such Party’s sole discretion, use or divulge or communicate to any Person (other than its Representatives) any Confidential Information of the other Party or any of its Subsidiaries.

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(b)         Majestic IPCo or G-III Buyer, as applicable, or their respective Affiliates and Representatives may disclose Confidential Information if and to the extent disclosure is required by Law or the rules of any securities exchange on which such Party’s (or its Affiliates’) securities are listed, provided, that any disclosure of such Confidential Information is then only permitted to the minimum extent required and provided, that the Disclosing Party: (i) has (to the extent lawfully possible) first consulted with the other Party as to the nature, proposed form, timing and purpose of such proposed disclosure; (ii) has cooperated with the other Party to obtain a protective order (at such requesting Party’s sole cost and expense); and (iii) discloses only such Confidential Information as is required under applicable Law or the rules of the applicable securities exchange requiring such disclosure. Without limiting the foregoing, the G-III Buyer and its Affiliates, in connection with its ordinary course public company reporting obligations or activities, may disclose information relating to the Transaction Documents and the transactions contemplated hereby to respond to questions or provide a summary or update relating to, or otherwise discuss, the transactions contemplated by this Agreement, and any related transactions or events, including in connection with calls or meetings with analysts, investors or attendees of any industry conference.

(c)         Notwithstanding the foregoing, any Party hereto and its respective Representatives may disclose this Agreement and the Transaction Documents to which it is a party and their respective terms and conditions: (i) to any of such Party’s Representatives, (ii) if required by applicable Law, rule, regulation or by any court order or by a recognized stock exchange, governmental department or agency or other supervisory or regulated body, or in connection with court or other proceedings to enforce the terms and conditions of this Agreement, (iii) to such Party’s existing or prospective investors, equity holders or lenders in connection with its ordinary course reporting obligations (which disclosures must be subject to customary confidentiality obligations no less restrictive than the confidentiality provisions of this Agreement), or (iv) to the extent such disclosure is consistent in all material respects with any prior public disclosure made in accordance with this Agreement, the Transaction Documents or the UPA.

Section 4.10        Tax Liability.

(a)         The parties acknowledge and agree that, from and after the Closing, Majestic IPCo shall indemnify and hold harmless G-III Buyer from any Taxes imposed on G-III Buyer, G-III Buyer Parent, MJ Buyer Parent or any member of the MJ International Group arising from, without duplication (A) the Pre-Closing Transactions contemplated in Section 6.5 of the UPA or (B) the settlement of any other obligations owed between or among members of the MJ International Group immediately prior to the Closing that remain outstanding immediately after the UPA Closing (such obligations, the “Remaining Intercompany Balances”).

(b)         From and after the Closing, G-III Buyer shall use commercially reasonable efforts to cause the Remaining Intercompany Balances to be settled in a tax-efficient manner within a reasonable period following the Closing. Without limiting the generality of the previous sentence, G-III Buyer shall, before settling the Remaining Intercompany Balances, consult in good faith with Majestic IPCo as to its plan for settling the Remaining Intercompany Balances and shall

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identify to Majestic IPCo any material Taxes that G-III Buyer anticipates incurring in connection with the settlement of the Remaining Intercompany Balances that would be described in Section 4.10(a), and consider in good faith any reasonable comments of Majestic IPCo on the proposed plan for settling the Remaining Intercompany Balances.

Article V
conditions to closing

Section 5.1         Conditions to the Obligations Hereunder. The obligations of each of the Parties hereto to consummate the transactions contemplated by this Agreement shall be subject to the following conditions:

(a)         The consummation of the MJ Transaction at or prior to the Closing;

(b)         No permanent injunction or other final judgment or order issued by any Governmental Authority that prohibits the transactions contemplated by this Agreement shall have been issued and remain in effect;

(c)         An assignment and assumption of Equity Interests with respect to the assignment of the Equity Interests to G-III Buyer, in form and substance reasonably satisfactory to the G-III Buyer, shall have been duly executed by G-III Buyer and Majestic IPCo; and

(d)         The Pre-Closing Restructuring shall have been completed in all material respects.

Article VI
INDEMNIFICATION; UPA CLAIMS; r&w INSURANCE POLICY CLAIMS

Section 6.1         Majestic IPCo Indemnity. Subject to the terms set forth in this Article VI, from and after the Closing, (i) in the event G-III Buyer or any of its Affiliates breaches or fails to perform any covenant or agreement of G-III Buyer or its Affiliates under this Agreement or there is a breach of, or inaccuracy in, any of the representations and warranties of G-III Buyer set forth in Article III (a “G-III Buyer Breach”), (a) Majestic IPCo shall be entitled to request from the G-III Buyer compliance (and G-III Buyer shall comply) with such obligations and (b) from and after the Closing, G-III Buyer shall indemnify, defend and hold Majestic IPCo, its Affiliates, Representatives and successors (“Seller Indemnitees”) harmless from any Damages which Seller Indemnitees have suffered or incurred in connection with or as a result of such G-III Buyer Breach, and (ii) G-III Buyer shall indemnify, defend, and hold the Seller Indemnitees harmless from all Damages related to or arising out of the Business (excluding, for the avoidance of doubt, the Excluded Business), including the OpCo Retained Liabilities.

Section 6.2         G-III Buyer Indemnity. Subject to the terms set forth in this Article VI, from and after the Closing, (i) (a) in the event Majestic IPCo or any of its Affiliates breaches or fails to perform any covenant or agreement under this Agreement or there is a breach of or inaccuracy in, any of the representations and warranties of Majestic IPCo set forth in Article II (a “Seller Breach”), G-III Buyer shall be entitled to request from Majestic IPCo compliance (and such Party shall comply) with such obligations and (b) from and after the Closing, Majestic IPCo shall indemnify, defend and hold G-III Buyer, its Affiliates (including, without limitation, the

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Business) and respective Representatives and successors (“G-III Buyer Indemnitees”) harmless from all Damages which G-III Buyer Indemnitees have suffered or incurred in connection with or as a result of such Seller Breach, (ii) Majestic IPCo shall indemnify, defend, and hold the G-III Buyer Indemnitees harmless from all Damages related to or arising out of the Excluded Business, including the IPCo Retained Liabilities and (iii) Majestic IPCo shall indemnify, defend, and hold the G-III Buyer Indemnitees (except, for purposes of this clause (iii) only, the Persons constituting the China and Japan Operating Business, as defined herein) and WHP Parent and its Affiliates harmless from all Damages to the extent arising from operating, owning, or disposing of, the China and Japan Operating Business during or with respect to the Coverage Period (in each case, to the extent not reflected in the China and Japan Profits and Loss Statement and to the extent proceeds are not received under the R&W Insurance Policy or other insurance coverage net of expenses).

Section 6.3         Indemnification Procedures.

(a)         Claims. In the event G-III Buyer, on the one hand, or Majestic IPCo, on the other hand (in such capacity, the “Indemnified Party”) should have a claim against the other (in such capacity, the “Indemnifying Party”) under Section 6.1 or Section 6.2, respectively (a “Claim”), the Indemnified Party shall promptly and, in any event within 30 days following the date on which the Indemnified Party has actual knowledge of the events or circumstances which may give rise to a Claim (the “Indemnification Claim Notice Period”), deliver written notice of such Claim (describing such Claim in reasonable detail, including the amount of the estimated Damages and the basis for making the Claim under this Agreement, together with copies of all related documents, in each case, to the extent then known by such Person) to the Indemnifying Party. The failure by any Indemnified Party to so notify the Indemnifying Party shall not invalidate such Claim, except, in the case of a Claim made against an Indemnified Party in respect of, arising out of or involving a claim made or Proceeding brought by any third Person (such claim, a “Third-Party Claim”), to the extent that the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure. To the extent that the Indemnified Party does not provide notice of a Claim prior to the expiration of the Indemnification Claim Notice Period and as a result thereof the amount of Damages increases following the expiration of the Indemnification Claim Notice Period, the amount of Damages recoverable with respect to such Claim shall be reduced by the amount of such increase.

(b)         Assumption. If a Third-Party Claim is made, the Indemnifying Party shall be entitled to, at its sole cost and expense, participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party, subject to the limitations set forth in this Section 6.3. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the reasonable and documented out-of-pocket fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party shall have failed to give notice of the Third-Party Claim during the Indemnification Claim Notice Period, as provided in this Section 6.3). If the Indemnifying Party chooses to defend or prosecute a Third-Party Claim, all the applicable Indemnified Parties shall reasonably cooperate in the defense or prosecution thereof. Such cooperation shall include, the retention and, upon the Indemnifying Party’s

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reasonable request, the provision to the Indemnifying Party of books, records, documents and information of the Indemnified Party that are relevant to such Third-Party Claim and in the possession of the Indemnified Party or its Representatives, and making employees of the Indemnified Party reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party shall keep the Indemnified Party timely apprised of any material developments with respect to such Third-Party Claim that is assumed by the Indemnifying Party and the Indemnified Party shall be entitled to receive copies of all substantive pleadings, notices and communications with respect to such Third-Party Claim as the Indemnified Party may request. Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third-Party Claim that the Indemnifying Party may recommend so long as (x) such settlement, compromise or discharge by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third-Party Claim, (y) does not require any Indemnified Party to agree to any covenants, non-monetary relief or criminal penalties or liabilities, other than customary confidentiality covenants and (z) releases the Indemnified Party completely and unconditionally without liability in connection with such Third-Party Claim; provided, however, that the Indemnifying Party shall not, without prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third-Party Claim on a basis that would result in (i) injunctive or other nonmonetary relief against the Indemnified Party, including the imposition of a Law, that would restrict the future activity or conduct of the Indemnified Party or (ii) a finding or admission of fault or misconduct by the Indemnified Party. Notwithstanding anything in this Section 6.3 to the contrary, the Indemnifying Party shall not be permitted to assume the defense of any Third-Party Claim if (1) the Third-Party Claim seeks imposition of criminal or quasi-criminal penalties against the Indemnified Party, (2) the Third-Party Claim seeks imposition of a Law or equitable relief against the Indemnified Party (other than a Law or equitable relief that is incidental and de minimis to monetary damages as the primary relief sought), (3) the Indemnifying Party is also party to the Third-Party Claim, and in the opinion of outside counsel of the Indemnified Party, a conflict exists between the Indemnifying Party and the Indemnified Party (or there are defenses available to the Indemnified Party that are unavailable to the Indemnifying Party), or (4) if the Third-Party Claim were to be unfavorably decided or resolved, the Indemnified Party would be reasonably likely to be liable for Damages in excess of the amounts required to be paid by the Indemnified Party pursuant to this Article VI (each of the foregoing, an “Exception Claim”).

(c)         Payment. Any indemnification payment pursuant to this Article VI shall be effected by wire transfer of immediately available funds to an account designated by the Indemnified Party within 10 Business Days after the determination of the amount thereof, whether pursuant to a final judgment, settlement or agreement among the applicable Parties; provided that, with respect to an indemnification payment relating to Third-Party Claims, the indemnification payment may be delayed until a date that is three Business Days following the date that the Indemnified Party has made a corresponding payment to the third party claimant.

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Section 6.4         Survival The representations and warranties of G-III Buyer contained in Section 3.1, Section 3.2, Section 3.4 and Section 3.5 of this Agreement shall survive the Closing and shall thereupon terminate on the date that is twelve (12) months from the Closing Date and thereafter no claim shall be made by a Seller Indemnitee in respect of such representations and warranties and the representations and warranties of Majestic IPCo contained in Section 2.1, Section 2.2, Section 2.4, Section 2.5 and Section 2.6 shall survive the Closing and shall thereupon terminate on the date that is twelve (12) months from the Closing Date and thereafter no claim shall be made by a G-III Buyer Indemnitee in respect of such representations and warranties. All of the other representations and warranties of the Parties to this Agreement, including any representation or warranty made by Majestic IPCo with respect to the Business or the MJ International Group in Article II, shall terminate at the Closing. Each of the covenants and agreements herein shall survive until fully performed. Notwithstanding anything to the contrary in this Agreement, (x) claims based upon or arising out of Fraud and (y) liabilities in respect of, and Majestic IPCo’s obligation to indemnify in connection with, IPCo Retained Liabilities, and the G-III Buyer’s liabilities in respect of, and the G-III Buyer’s obligation to indemnify in connection with, the OpCo Retained Liabilities, shall in each case expressly and indefinitely survive the Closing.

Section 6.5         Calculation of Damages; Mitigation.

(a)         No Indemnified Party shall be entitled to indemnification pursuant to Section 6.1 or Section 6.2, as the case may be, with respect to any Damages to the extent that such Damages were reflected in the calculation of the Actual Purchase Price pursuant to Section 1.4.

(b)         Each Indemnified Party shall, and shall cause its Affiliates to, mitigate any Damages for which such Indemnified Party seeks indemnification under this Article VI in accordance with the requirements of New York law.

(c)         The amount of any Damages for which indemnification is provided under this Article VI shall be net of any amounts actually received by the Indemnified Party under insurance policies with respect to such Damages. If any insurance proceeds are actually received after an Indemnified Party is indemnified with respect to some or all of such Damages hereunder, the Indemnified Party shall pay to the Indemnifying Party the lesser of (i) the amount of the applicable insurance proceeds and (ii) the amount paid by the Indemnifying Party with respect to such Damages hereunder (as increased pursuant to the first sentence of this Section 6.5(c)).

(d)         No Indemnified Party shall be entitled to indemnification pursuant to this Article VI with respect to any Damages that arise as a result of Fraud by the Indemnified Party that gives rise to a Third-Party Claim.

(e)         No Indemnified Party shall be entitled to recover for the same Damages more than once under this Article VI or otherwise under this Agreement (and in no event shall any Indemnified Party be required to pay any Damages on more than one occasion).

Section 6.6         Tax Treatment of Indemnification. Reserved.

Section 6.7         Exclusive Remedy. From and after the Closing, the right of the Indemnified Parties to be indemnified pursuant to Section 6.1 and Section 6.2 shall be the sole and exclusive

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remedy with respect to all claims or causes of action which such Indemnified Parties have now or may have in the future arising out of or with respect to matters subject to indemnification in Section 6.1 and Section 6.2, except for (a) claims for injunctive relief or specific performance, (b) claims against the insurer under the R&W Insurance Policy or (c) claims based on Fraud. The provisions of this Article VI were specifically bargained for and reflected in the amounts payable to MJ Buyer Parent in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, notwithstanding anything to the contrary contained herein or in any other Transaction Document, nothing in this Agreement shall limit or restrict any rights or remedies of any Party in respect of any claim for Fraud. Subject to the terms and conditions hereof (including Section 6.1), G-III Buyer acknowledges and agrees that its sole and exclusive remedy for any breach of any representation or warranty with respect to the MJ International Group is to the R&W Insurance Policy in accordance with Section 6.9, to the extent coverage is available thereunder; provided, that nothing in this sentence shall limit or restrict any rights or remedies of the G-III Buyer in respect of any claim for Fraud. In addition to the rights of the Parties set forth in Section 6.8, each Party acknowledges and agrees that to the extent an IPCo Retained Liability or an OpCo Retained Liability also represents a breach of a representation or warranty of the “Sellers” (as defined under the UPA) under the UPA or a tax liability of the MJ International Group covered by the R&W Insurance Policy, the Parties and their respective Indemnified Parties agree to first seek recourse under the R&W Insurance Policy for any corresponding damages, prior to seeking recourse under this Article VI.

Section 6.8         UPA Claims. The Parties acknowledge that G-III Buyer is a party in interest with respect to the MJ International Group. Upon G-III Buyer’s reasonable request, Majestic IPCo and MJ Buyer shall, at G-III Buyer’s sole cost and expense (and G-III Buyer shall indemnify, defend and hold Majestic IPCo harmless against any such reasonable and documented out of pocket fees, costs and expenses incurred by Majestic IPCo in connection with this Section 6.8): (a) pursue, or assign (if permitted) to G-III Buyer the right to pursue, injunctive or other equitable relief that is available to MJ Buyer under the UPA in order to restrain Sellers from engaging in conduct that would constitute a breach of the obligations of Sellers under the UPA (in each case to the extent related to the Business), or (b) otherwise provide G-III Buyer the benefit of the covenants contained in the UPA (including, for the avoidance of doubt, the covenants contained in Section 7.3 of the UPA to the extent they relate to the Business or any member of the MJ International Group) or any claims for Fraud or breach of covenants or the benefit of any provisions therein with regard to any breach of or inaccuracy in any representation or warranty of Sellers under the UPA that survive the Closing, in each case solely to the extent applicable to the Business; provided, that (x) Majestic IPCo (on behalf of itself and MJ Buyer) shall keep G-III Buyer reasonably informed of material developments and consider in good faith G-III Buyer’s comments, (y) Majestic IPCo shall not (and shall cause its Subsidiaries, including MJ Buyer, not to) settle, compromise, waive, amend, extend or toll any rights or claims under the UPA, or agree to any remedy or relief, in each case in a manner that would reasonably be expected to be material to the Business, without G-III Buyer’s prior written consent and (z) to the extent any such matter would reasonably be expected to be material to the Business, G-III Buyer shall have approval rights with respect to the aspects of such enforcement or decision that relate to the MJ International Group.

Section 6.9         R&W Insurance Claims; Allocation of Damages under UPA.

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(a)         The Parties acknowledge and agree that MJ Buyer has conditionally bound the R&W Insurance Policy, which is subject to the General Retention and the Fundamental Representation Retention, each as defined under such R&W Insurance Policy (as applicable, the “R&W Insurance Policy Retention”). Majestic IPCo shall (and shall cause MJ Buyer and its other Subsidiaries to), upon the written request of the G-III Buyer (a “G-III Claim Direction Notice”), at the sole expense of the G-III Buyer, to (i) promptly submit, prosecute and pursue in good faith any G-III Buyer Submitted R&W Claim (a “G-III Directed R&W Claim”), (ii) provide the G-III Buyer with copies of all material correspondence, notices, submissions and other communications between MJ Buyer (or any of its Affiliates) and the R&W Insurer in connection with any G-III Directed R&W Claim promptly upon receipt or dispatch thereof, (iii) not settle, compromise, withdraw or otherwise dispose of any G-III Directed R&W Claim, or agree to any remedy or relief in connection therewith, without the prior written consent of the G-III Buyer, and (iv) cause all proceeds, recoveries and payments received under the R&W Insurance Policy in respect of any G-III Directed R&W Claim to be paid or promptly remitted to the G-III Buyer (or its designee), net of any reasonable and documented out-of-pocket collection costs incurred to obtain such funds and any applicable retention amounts.

(b)         If during the Restructuring Period, Buyer or any of its Subsidiaries submits a claim under the R&W Insurance Policy (a “G-III Buyer Submitted R&W Claim”), and (i) such G-III Buyer Submitted R&W Claim reduces the General Retention or the Fundamental Representation Retention, as applicable, under the R&W Insurance Policy (an “Accepted G-III Buyer R&W Claim”), and (ii) all or a portion of the amount of such Accepted G-III Buyer R&W Claim is not actually paid to G-III Buyer or such Subsidiary, as applicable, as a result of the applicable R&W Insurance Policy Retention, Majestic IPCo shall pay to G-III Buyer (or its designee) an amount equal to the excess (if any) (the “Retention Payment”) of (x) the amount of the Accepted G-III Buyer R&W Claim not actually paid in cash over (y) the amount of the then-remaining G-III Retention. “G-III Retention” means $2,125,000 (in respect of the General Retention) or $425,000 (in respect of the Fundamental Representation Retention), as applicable; provided, that if, at any time following the Closing, the R&W Insurance Policy Retention is reduced or eroded (such reduced or eroded retention, as applicable, the “Adjusted Policy Retention”), then the G-III Retention shall be automatically and correspondingly reduced or eroded; provided, further, that any amounts paid in respect of the G-III Retention prior to the effectiveness of the Adjusted Policy Retention shall be credited against the remaining amount, if any, of the then-adjusted G-III Retention and shall, to the extent the Adjusted Policy Retention results in (A) amounts paid in respect of the G-III Retention being greater than (B) the G-III Retention, as adjusted, then the difference of (A) and (B) shall be paid to the G-III Buyer or its designee by Majestic IPCo. Any Retention Payment made hereunder shall be made during the Restructuring Period, counted toward the Restructuring Cap and reduce the amount of Restructuring Costs required to be paid pursuant to Section 4.5 on a dollar-for-dollar basis.

(c)         If G-III Buyer or any of its Subsidiaries submits a G-III Buyer Submitted R&W Claim, on the one hand or Majestic IPCo or any of its Subsidiaries submits a claim under the R&W Insurance Policy (an “IPCo Submitted R&W Claim”), on the other hand, and any portion of the G-III Buyer Submitted R&W Claim or an IPCo Submitted R&W Claim that would have otherwise been covered is rejected for funding, payment or reimbursement by the R&W Insurer (such rejected amount, the “R&W Disallowance Amount”) expressly and exclusively due to exceeding the coverage limits under such R&W Insurance Policy (and not as a result of any exclusion, policy expiration or retention limitation), then (i) G-III Buyer shall pay (or cause to be paid) to Majestic IPCo (or its designee), in the case of a wholly or partially rejected IPCo Submitted R&W Claim, and (ii) Majestic IPCo shall pay to G-III Buyer (or its designee), in the case of a

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wholly or partially rejected G-III Buyer Submitted R&W Claim, an amount equal to the lesser of (x) the R&W Disallowance Amount, and (y) the total amounts previously paid under the R&W Insurance Policy to such paying Party in excess of such paying Party’s Applicable Cap. The “Applicable Cap” means (A) for G-III Buyer (and its Subsidiaries, including the MJ International Group), $42,500,000, and (B) for Majestic IPCo (and its Subsidiaries, including the Excluded Business), $42,500,000.

(d)         The covenants under Section 7.4 of the UPA in respect of the R&W Insurance Policy shall be incorporated herein by reference, mutatis mutandis, with respect to the obligations of MJ Buyer thereunder, as applicable to the G-III Buyer Indemnitees as the beneficiary hereof, as applicable; provided, that, for the avoidance of doubt, following the binding of the R&W Insurance Policy, MJ Buyer Parent shall cause its Affiliates not to waive, amend, terminate, modify or otherwise revise any provision of the R&W Insurance Policy in any manner adverse to the G-III Buyer Indemnitees, in each case, without the prior written consent of the G-III Buyer.

(e)         In addition to the covenants of Section 6.8, payment of Damages or other similar amounts that the Purchaser is entitled to receive under the UPA shall be allocated between Majestic IPCo (in respect of MJ Buyer) and the G-III Buyer in proportion to the extent such Damages arise out of or in connection with the Excluded Business, on one hand, and the Business, on the other hand. The G-III Buyer and its Affiliates, on the one hand, and Majestic IPCo and its Affiliates, on the other hand shall be entitled to control any claim or Proceeding to the extent exclusively relating to the Business or the Excluded Business, respectively; provided that, to the extent any claim or Proceeding under the UPA relates to both the Business and the Excluded Business, the G-III Buyer and Majestic IPCo shall reasonably cooperate with each other and coordinate in good faith with respect to the pursuit, defense or settlement of such claim or Proceeding, with each Party bearing its proportionate share of the costs thereof.

Article VII
GENERAL PROVISIONS

Section 7.1         Termination. This Agreement may be terminated at any time (a) by the mutual written consent of G-III Buyer and Majestic IPCo, (b) by either G-III Buyer or Majestic IPCo, by written notice to the other Party, in the event that the Unit Purchase Agreement is validly terminated in accordance with the terms thereof or (c) by either G-III Buyer or Majestic IPCo if a permanent injunction issued by a Governmental Authority prohibits the consummation of any transactions contemplated by this Agreement. In the event of a termination of this Agreement pursuant to this Section 7.1, this Agreement shall be of no further force or effect, and there shall be no liability on the part of G-III Buyer, Majestic IPCo, or their respective Affiliates, or their respective officers, directors, managers, members or stockholders, except to the extent that such liability results from any prior breach by a party of any of its covenants or agreements.

Section 7.2         Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees or expenses, whether or not such transactions are consummated. Any transfer, stamp duty or other similar taxes (but excluding, for the avoidance of doubt, income or capital gains taxes) incurred by the parties to this Agreement or otherwise payable as a result of the consummation of the transactions contemplated hereby (including the Pre-Closing Restructuring) shall be borne by G-III Buyer and Majestic IPCo on an equal basis.

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Section 7.3         Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each Party.

Section 7.4         Waiver. No failure or delay of a Party in exercising any right or remedy hereunder shall operate as a waiver thereof. Any such waiver by a Party shall be valid only if set forth in writing by such Party.

Section 7.5         Notices. All notices, requests, demands, claims and other communications required or permitted hereunder shall be in writing and shall be deemed duly given (a) when delivered personally (with written confirmation of receipt); (b) when received by the addressee if sent by an internationally recognized overnight courier (receipt requested); or (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, in each case, to the address set forth below, or to such other address as may be designated in writing by such Party:

if to Majestic IPCo or WHP Parent or, prior to the Closing, MJ Buyer Parent, to:

WHP Investments, LLC

530 Fifth Avenue, 12th Floor

New York, NY 10036
Attention: [***]
E-mail: [***]

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
Attention: Saee Muzumdar; Maxwell Ball
Email: smuzumdar@gibsondunn.com; mball@gibsondunn.com

if to G-III Buyer, G-III Buyer Parent or, after the Closing, MJ Buyer Parent, to:

G-III Leather Fashions, Inc.
c/o G-III Apparel Group, Ltd.
512 7th Ave
New York, New York 10018
Attention: [***]
E-mail: [***]

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with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Jeffrey D. Marell; Edward T. Ackerman
Email: jmarell@paulweiss.com; eackerman@paulweiss.com

Section 7.6         Governing Law. This Agreement and any claims or causes of action arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated hereby (whether in contract, in tort, under statute or otherwise) shall be governed by, and interpreted, construed and enforced in accordance with, the internal Laws of the State of New York, including its statutes of limitations, without giving effect to any choice or conflict of Laws rules or provisions (whether of the State of New York or any other jurisdiction) that would result in the application of the Laws of any jurisdiction other than the State of New York.

Section 7.7         Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements and understandings and all prior and contemporaneous oral agreements, arrangements and understandings between the Parties with respect to the subject matter of this Agreement. No Party to this Agreement shall have any legal obligation to enter into the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the Parties.

Section 7.8         Third-Party Beneficiaries. Nothing in this Agreement shall confer upon any person other than the Parties and their respective successors and permitted assigns any right of any nature and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such assigns, any legal or equitable rights hereunder.

Section 7.9        Assignment; Successors. None of the Parties shall be permitted to assign this Agreement or any of its rights or obligations hereunder (by operation of law or otherwise) without the written consent of each of the Parties; provided, however, that (a) Majestic IPCo shall be permitted to assign this Agreement and any of its rights or obligations hereunder to any of its Affiliates without the consent of G-III Buyer, but with prior written notice to G-III Buyer; provided, that no such assignment shall relieve such transferring Party of its obligations hereunder and no such assignment shall result in such transferring Party or such Affiliate deducting a withholding Tax from any payment pursuant to Section 1.6 (that would not have been imposed but for such assignment) and (b) G-III Buyer shall be permitted to assign its rights under this Agreement to any of its Affiliates without the consent of Majestic IPCo, but with prior written notice to Majestic IPCo; provided, that no such assignment shall relieve G-III Buyer of its obligations hereunder and no such assignment shall result in G-III Buyer or such Affiliate deducting a withholding Tax from any payment pursuant to Section 1.6 (that would not have been imposed but for such assignment).

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Section 7.10        Severability. If any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law, it shall be adjusted rather than voided in order to achieve the intent of the Parties, to the fullest extent possible and all other provisions of the Agreement will continue in full force and effect and be enforceable to the fullest extent permitted by Law. Upon any such determination that any term or other provision is invalid or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible.

Section 7.11        Counterparts. This Agreement may be executed in counterparts (including facsimile, portable document format (pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (including DocuSign)), all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

Section 7.12        G-III Buyer Parent Guarantee

(a)         G-III Buyer Parent hereby fully guarantees the due, prompt and full performance, payment and discharge when due of all of the covenants, obligations, agreements and undertakings, including any payment and indemnification obligations, of G-III Buyer and MJ Buyer Parent under this Agreement (solely to the extent arising after the Closing in the case of MJ Buyer Parent) (such obligations, the “G-III Buyer Guaranteed Obligations”). Whenever this Agreement requires G-III Buyer to take any action or refrain from taking any action, such requirement shall be deemed to include an undertaking on the part of G-III Buyer Parent to cause G-III Buyer to take such action or refrain from taking such action. The G-III Buyer Guaranteed Obligations are primary, absolute, unconditional and irrevocable, and such obligations shall continue in full force and effect until the payment and performance, as applicable, of all of the G-III Buyer Guaranteed Obligations and are not conditioned upon any event or contingency or upon any attempt first to obtain payment from G-III Buyer or any other Person under this Agreement, or pursuit of any other right or remedy against G-III Buyer through the commencement of a Proceeding or otherwise. G-III Buyer Parent shall not exercise any right of subrogation against any other Person in connection with the transactions contemplated by this Agreement, whether arising by contract or operation of law or otherwise, by reason of any payment by it in respect of the G-III Buyer Guaranteed Obligations unless and until the G-III Buyer Guaranteed Obligations have first been paid in full to Majestic IPCo. With respect to its obligations hereunder, G-III Buyer Parent expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Majestic IPCo or their respective Affiliates, and all suretyship defenses generally.

(b)         G-III Buyer Parent acknowledges and agrees that its obligations under this Section 7.12 shall continue and not be released or discharged, in whole or in part, or otherwise affected by: (i) the failure or delay on the part of Majestic IPCo to assert any claim or demand or to enforce any right or remedy against any of G-III Buyer or G-III Buyer Parent; (ii) any change in the time, place or manner of payment or performance of any of the G-III Buyer Guaranteed Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of this Agreement (other than this Section 7.12, as applicable); (iii) any change in the corporate existence, structure or ownership of G-III Buyer or

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G-III Buyer Parent; (iv) any insolvency, bankruptcy, reorganization or other similar proceeding affecting G-III Buyer or G-III Buyer Parent; (v) the existence of any claim, set-off or other right which G-III Buyer Parent may have at any time against Majestic IPCo or any of its Affiliates, whether in connection with the G-III Buyer Guaranteed Obligations or otherwise; (vi) the adequacy of any means Majestic IPCo or any of its Affiliates may have of obtaining payment or performance related to the G-III Buyer Guaranteed Obligations; or (vii) any change in Law or other action by any Governmental Authority.

(c)         Notwithstanding anything herein to the contrary, G-III Buyer Parent’s obligations under this Section 7.12 shall terminate immediately upon the discharge in full of all G-III Buyer Guaranteed Obligations.

(d)         G-III Buyer Parent hereby represents and warrants to Majestic IPCo that:

(i)          G-III Buyer Parent (x) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and (y) has the requisite power and authority to own or lease its properties and assets and to conduct its business in all material respects as it is now being conducted.

(ii)         G-III Buyer Parent has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(iii)         The execution and delivery by G-III Buyer Parent of this Agreement, the performance by G-III Buyer Parent of its obligations hereunder and the consummation by G-III Buyer Parent of the transactions contemplated in this Agreement have been duly authorized by all requisite action.

(iv)         This Agreement has been duly and validly executed and delivered by G-III Buyer Parent and (assuming the due and valid execution and delivery of this Agreement by Seller) constitutes a legal, valid and binding agreement of G-III Buyer Parent, enforceable against G-III Buyer Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar applicable Laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

(v)         G-III Buyer Parent has all requisite power and authority to execute, deliver and perform the obligations set forth in this Section 7.12 and the execution, delivery and performance of this Agreement have been duly authorized by all necessary action and do not contravene any provision of G-III Buyer Parent’s organizational documents or any applicable Law binding on G-III Buyer Parent or its assets.

(vi)         All consents necessary for the due execution, delivery and performance of this Agreement by G-III Buyer Parent have been obtained and all conditions thereof have been duly complied with, and no other action by, and no notice to, consent of, or filing with any Governmental Authority or other Person is required in connection with the execution, delivery or performance of this Section 7.12.

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(vii)         As of the Closing, G-III Buyer Parent or one or more of its controlled Affiliates will have available funds sufficient to consummate the transactions contemplated by this Agreement upon the terms of this Agreement, including the payment of amounts contemplated by Article I and to pay all fees, costs and expenses related to the transactions contemplated by this Agreement.

(viii)        G-III Buyer Parent acknowledges and agrees that all provisions of Article VII (except for this Section 7.12) shall apply to G-III Buyer Parent mutatis mutandis with respect to this Section 7.12. This Section 7.12 shall be binding upon the successors and permitted assigns of G-III Buyer Parent and shall inure to the benefit of Majestic IPCo and its successors and permitted assigns. In the event that G-III Buyer Parent or any of its successors or permitted assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person, then, and in each such case, G-III Buyer Parent shall cause such Person to assume the obligations set forth in this Section 7.12, including by operation of law.

Section 7.13        WHP Parent Guaranty.

(a)         WHP Parent hereby fully guarantees the due, prompt and full performance, payment and discharge when due of all of the covenants, obligations, agreements and undertakings, including any payment and indemnification obligations, of Majestic IPCo and MJ Buyer Parent under this Agreement (solely to the extent arising at or prior to the Closing in the case of MJ Buyer Parent) (collectively, such obligations described in the first sentence of this Section 7.13(a), the “Seller Guaranteed Obligations”). Whenever this Agreement requires Majestic IPCo to take any action or refrain from taking any action, such requirement shall be deemed to include an undertaking on the part of WHP Parent to cause Majestic IPCo, as applicable, to take such action or refrain from taking such action. The Seller Guaranteed Obligations are primary, absolute, unconditional and irrevocable, and such obligations shall continue in full force and effect until the payment and performance, as applicable, of all of the Seller Guaranteed Obligations and are not conditioned upon any event or contingency or upon any attempt first to obtain payment from Majestic IPCo or any other Person under this Agreement, or pursuit of any other right or remedy against Majestic IPCo through the commencement of a Proceeding or otherwise. WHP Parent shall not exercise any right of subrogation against any other Person in connection with the transactions contemplated by this Agreement, whether arising by contract or operation of law or otherwise, by reason of any payment by it in respect of the Seller Guaranteed Obligations unless and until the Seller Guaranteed Obligations have first been paid in full to G-III Buyer. With respect to its obligations hereunder, WHP Parent expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Majestic IPCo or its Affiliates, and all suretyship defenses generally.

(b)         WHP Parent acknowledges and agrees that its obligations under this Section 7.13 shall continue and not be released or discharged, in whole or in part, or otherwise affected by: (i) the failure or delay on the part of Seller to assert any claim or demand or to enforce any right or remedy against Majestic IPCo or WHP Parent; (ii) any change in the time, place or

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manner of payment or performance of any of the Seller Guaranteed Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of this Agreement (other than this Section 7.13, as applicable); (iii) any change in the corporate existence, structure or ownership of Majestic IPCo or WHP Parent; (iv) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Majestic IPCo or WHP Parent; (v) the existence of any claim, set-off or other right which WHP Parent may have at any time against Majestic IPCo or any of its Affiliates, whether in connection with the Seller Guaranteed Obligations or otherwise; (vi) the adequacy of any means Majestic IPCo or its Affiliates may have of obtaining payment or performance related to the Seller Guaranteed Obligations; or (vii) any change in Law or other action by any Governmental Authority.

(c)         Notwithstanding anything herein to the contrary, WHP Parent’s obligations under this Section 7.13 shall terminate immediately upon the discharge in full of all Seller Guaranteed Obligations.

(d)         WHP Parent hereby represents and warrants to G-III Buyer that:

(i)          WHP Parent (x) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and (y) has the requisite power and authority to own or lease its properties and assets and to conduct its business in all material respects as it is now being conducted.

(ii)         WHP Parent has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(iii)         The execution and delivery by WHP Parent of this Agreement, the performance by WHP Parent of its obligations hereunder and the consummation by WHP Parent of the transactions contemplated hereby have been duly authorized by all requisite action.

(iv)         This Agreement has been duly and validly executed and delivered by WHP Parent and (assuming the due and valid execution and delivery of this Agreement by G-III Buyer) constitutes a legal, valid and binding agreement of WHP Parent, enforceable against WHP Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar applicable Laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

(v)         WHP Parent has all requisite power and authority to execute, deliver and perform the obligations set forth in this Section 7.13 and the execution, delivery and performance of this Agreement have been duly authorized by all necessary action and do not contravene any provision of WHP Parent’s organizational documents or any applicable Law binding on WHP Parent or its assets.

(vi)         All consents necessary for the due execution, delivery and performance of this Agreement by WHP Parent have been obtained and all conditions thereof have been duly complied with, and no other action by, and no notice to, consent of, or filing with any Governmental Authority or other Person is required in connection with the execution, delivery or performance of this Section 7.13.

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(vii)         As of the Closing, WHP Parent or one or more of its controlled Affiliates will have available funds sufficient to consummate the transactions contemplated by this Agreement and upon the terms of this Agreement, including the payment of amounts contemplated by Article I, and to pay all fees, costs and expenses related to the transactions contemplated by this Agreement.

(e)         WHP Parent acknowledges and agrees that all provisions of Article VII (except for this Section 7.13) shall apply to WHP Parent mutatis mutandis with respect to this Section 7.13. This Section 7.13 shall be binding upon the successors and permitted assigns of WHP Parent and shall inure to the benefit of G-III Buyer and its successors and permitted assigns. In the event that WHP Parent or any of its successors or permitted assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person, then, and in each such case, WHP Parent shall cause such Person to assume the obligations set forth in this Section 7.14, including by operation of law.

Section 7.14        Specific Performance. The Parties hereto agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event any provision of this Agreement was not performed in accordance with the specific terms hereof or were otherwise breached. It is accordingly agreed that the Parties hereto shall be entitled (in addition to any other remedies available to them) to the remedies of specific performance (which shall include the right to obtain an order compelling a Party’s counterparty hereto to close the transactions contemplated by this Agreement) and injunctive relief (without bond or other security being required and without the necessity of proving the inadequacy of money damages) to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 7.15        Headings. The headings contained in this Agreement are inserted only for reference as a matter of convenience and in no way define, limit, or describe the scope or intent of this Agreement, and will not affect in any way the meaning or interpretation of this Agreement.

Section 7.16        Rules of Construction. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders. As used in this Agreement, (a) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”, (b) the words “hereby,” “herein,” “hereunder” and “hereto” shall be deemed to refer to this Agreement in its entirety and not to any specific section of this Agreement, and (c) all references to “dollars” or “$” shall mean United States dollars. Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement. When this Agreement states that Majestic IPCo has “made available,” “delivered” or “provided” (or terms of similar import) a

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particular document or information to G-III Buyer, it shall mean such document or information was made available by Majestic IPCo or its Representatives at least one (1) Business Day prior to the date hereof via (i) the provision of access to hard copies of such items or information, (ii) delivery to G-III Buyer’s counsel or (iii) the provision of such items or information in electronic format (including by fax, e-mail or by other electronic means). This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party will not apply to any construction or interpretation hereof. For the avoidance of doubt, G-III or its Affiliates holding interests in Majestic IPCo shall not be considered Affiliates of Majestic IPCo.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

G-III LEATHER FASHIONS, INC.

By:	/s/ Jeffrey Goldfarb
Name:	Jeffrey Goldfarb
Title:	Executive Vice President

MAJESTIC PARENT, LLC

By:	/s/ Yehuda Shmidman
Name:	Yehuda Shmidman
Title:	Chief Executive Officer

MJ Topco, LLC

By:	/s/ Yehuda Shmidman
Name:	Yehuda Shmidman
Title:	Chief Executive Officer

[Signature Page to Equity Purchase and Distribution Agreement]

Solely for purposes of Section 4.5 and Section 7.13:

WH BORROWER, LLC

By:	/s/ Yehuda Shmidman
Name:	Yehuda Shmidman
Title:	Chief Executive Officer

Solely for purposes of Section 7.12:

G-III APPAREL GROUP, LTD.

By:	/s/ Jeffrey Goldfarb
Name:	Jeffrey Goldfarb
Title:	Executive Vice President

[Signature Page to Equity Purchase and Distribution Agreement]

Annex A

Certain Defined Terms

“China and Japan Operating Business” means all operating assets and liabilities, including all real estate, employees, inventory and other working capital of the MJ International Group in China and Japan, which includes Marc Jacobs KK Japan, Marc Jacobs Hong Kong Limited, Marc Jacobs Hong Kong Distribution Company Limited, Marc Jacobs Macau Distribution Company Limited, and Marc Jacobs Commercial and Trading (Shanghai) Co., Ltd.

“Confidential Information” means all information communicated in writing, orally, by electronic or magnetic or any other media, by visual observation or by any other means, whether or not labeled as confidential, which is disclosed or otherwise provided by, or on behalf or at the request of, a Party (in such capacity, the “Disclosing Party”), to the other Party (in such capacity, the “Receiving Party”) or such Receiving Party’s Representatives. Confidential Information shall also be deemed to include (i) all notes, data, reports, analyses, compilations, studies, interpretations, memoranda, summaries or other materials prepared by the Disclosing Party or by its Representatives that contain, reflect or are based (in whole or in part) upon or derived from any Confidential Information; (ii) any information (including the terms thereof) relating to this Agreement or the transactions contemplated by this Agreement, or any discussions, documents or agreements related hereto or thereto; (iii) the existence of, all information relating to, and the provisions of discussions and negotiations between or among the Parties or any of their respective Representatives or Affiliates; (iv) proprietary information of the Disclosing Party or its Affiliates that is disclosed in connection with the transactions contemplated by this Agreement; and (v) non-public information relating to the business or affairs of the Disclosing Party or any of their respective Affiliates, including (A) in the case of Majestic IPCo, the Excluded Business and (B) in the case of G-III Buyer, the Business. For purposes hereof, the term Confidential Information shall not include any information that (i) is or was in the possession of the Receiving Party or its Representatives on a non-confidential basis, prior to, or at the time of, the disclosure of the same in connection with the transactions contemplated by this Agreement; (ii) is, was or becomes part of the general public knowledge or publicly available other than through a breach of the confidentiality obligations hereunder by the Receiving Party or its Representatives; (iii) is obtained by the Receiving Party or its Representatives on a non-confidential basis from a source other than the Disclosing Party or its Representatives, which source is not known by the Receiving Party or Representatives, after reasonable inquiry, to be bound by confidentiality obligations to the Disclosing Party or its Affiliates or Representatives with respect to such information; (iv) has been previously approved by the Disclosing Party, in writing, for release by Receiving Party; or (v) is or was independently developed by the Receiving Party or its Representatives without use of or reference to the Disclosing Party’s Confidential Information.

“Damages” means any liabilities, losses, damages, penalties, fines, costs, expenses or amounts suffered or incurred by a Party (or G-III Buyer Indemnitee or Seller Indemnitee, as applicable) (but, for the avoidance of doubt, not including any contingent liability unless and until such contingent liability becomes an actual liability and is due and payable).

“Fraud” means, with respect to any Person, the making of a statement of fact in the making of the representations and warranties pursuant to Article II, Article III with the intent to deceive

Exhibit A-1

another Person and requires: (a) a false representation of material fact; (b) with actual knowledge that such representation was false when made; (c) with a deliberate intention to induce the Person to whom such representation is made to act or refrain from acting in reliance upon it.

“G-III Assumed Financial Debt” means the Financial Debt as used in the calculation of Net Financial Debt as set forth on the Estimated Closing Date Balance Sheet Statement or as used in the calculation of Actual Net Financial Debt as set forth in the Closing Date Balance Sheet Statement, as applicable, less the amount of such obligations that are actually repaid at the UPA Closing, less the amount of such obligations that are liabilities of Holdings or of the Excluded Business, in each case, as of the applicable time of determination but after giving effect to the Pre-Closing Restructuring.

“G-III Assumed Cash” shall mean Cash of the Business as used in the calculation of Net Financial Debt as set forth on the Estimated Closing Date Balance Sheet Statement or as used in the calculation of Actual Net Financial Debt as set forth in the Closing Date Balance Sheet Statement, as applicable, plus Cash of the Excluded Business in the amount by which such Cash of the Excluded Business exceeds $15,000,000 (it being understood and agreed that, such excess Cash in the Excluded Business shall be contributed, assigned or distributed to MJ International as part of the Pre-Closing Restructuring).

“G-III Assumed Working Capital” shall mean Working Capital as set forth on the Estimated Closing Date Balance Sheet Statement or the Actual Working Capital as set forth in the Closing Date Balance Sheet Statement, as applicable, less the amount of such Working Capital that is Working Capital of Majestic IPCo and its Subsidiaries (including Holdings and Marc Jacobs Trademarks, LLC), in each case, as of the applicable time of determination but after giving effect to the Pre-Closing Restructuring.

“Governmental Authority” means any federal, state or local governmental authority or any agency or instrumentality thereof.

“IPCo Retained Liabilities” means all liabilities and obligations of the Excluded Business.

“Law” means any federal, state or local statute, law, regulation, order, injunction or decree.

“Net Cash Amount” means the G-III Assumed Cash less the G-III Assumed Financial Debt.

“Order” means any order, writ, injunction, decree, judgment, award, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority.

“Representatives” means any of such party’s Affiliates and its and their respective officers, directors, employees, investment professionals, managers, members, general or limited partners, controlling persons, advisors, representatives, agents or financing sources who are involved in the transactions contemplated by this Agreement or otherwise have a need to know such information.

“Transaction Documents” means (a) this Agreement, (b) the Assignment and Assumption of Equity Interests, and (c) the Interim Investors’ Agreement.

Exhibit A-2

Exhibit A

Unit Purchase Agreement

[See Attached]

Exhibit A-3